Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MICROFLUIDICS INTERNATIONAL CORPORATION
at
$1.35 Net Per Share
by
NANO MERGER SUB, INC.
a wholly-owned subsidiary of
IDEX CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 24, 2011, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	January 25, 2011

Nano Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of IDEX Corporation, a Delaware corporation (“IDEX”), has offered to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Microfluidics International Corporation, a Delaware corporation (“Microfluidics”), at $1.35 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 25, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated January 25, 2011;

2. Letter of Transmittal to be used by stockholders of Microfluidics in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used);

3. The Letter to Stockholders of Microfluidics from the President and Chief Executive Officer of Microfluidics accompanied by Microfluidics’ Solicitation/Recommendation Statement on Schedule 14D-9;

4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and

5. Notice of Guaranteed Delivery with respect to the Shares.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares owned of record by IDEX or the Purchaser or with respect to which IDEX or the Purchaser has sole voting power, if any, represents at least a majority of the Shares outstanding and no less than a majority of the voting power of the outstanding shares of capital stock of Microfluidics entitled to vote in the election of directors or upon the adoption of the Merger Agreement (as defined in the Offer to Purchase), in each case determined after giving effect to the deemed vesting and exercise in full of all outstanding options to acquire Shares. The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, the absence of any material adverse effect on Microfluidics having occurred since January 10, 2010. See Section 14 — “Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

We request that you contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, February 24, 2011, unless extended.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Neither the Purchaser nor IDEX will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to Registrar and Transfer Company at the address and telephone number set forth on the back page of the Offer to Purchase.

Very truly yours,

NANO MERGER SUB, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, IDEX OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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